Filed Pursuant to Rule 433

Registration Statement No. 333-164782-07

Dated September 27, 2010

Exelon Generation Company, LLC

Pricing Term Sheet

$550,000,000 4.00% Senior Notes Due 2020

Issuer:	Exelon Generation Company, LLC

Expected Ratings*:	A3 (Moody’s); BBB (S&P); BBB+ (Fitch)

Principal Amount:	$550,000,000

Securities:	Senior Notes

Settlement Date:	September 30, 2010

Coupon:	4.00%

Maturity:	October 1, 2020

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing April 1, 2011

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Yield:	2.513%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	4.013%

Offering Price:	99.894%

Optional Redemption:	At any time prior to July 1, 2020, at a discount rate of Treasury plus 25 basis points; and on or after July 1, 2020, at 100% of the principal amount plus accrued and unpaid interest to the redemption date

Special Mandatory Redemption:	Mandatory redemption if the Acquisition (as defined in the prospectus) is not consummated on or prior to March 31, 2011 at a redemption price of 101% of the aggregate principal amount of the 2020 Senior Notes

CUSIP:	30161M AH6

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

RBS Securities Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Co-Manager:	Lebenthal & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$350,000,000 5.75% Senior Notes Due 2041

Issuer:	Exelon Generation Company, LLC

Expected Ratings*:	A3 (Moody’s); BBB (S&P); BBB+ (Fitch)

Principal Amount:	$350,000,000

Securities:	Senior Notes

Settlement Date:	September 30, 2010

Coupon:	5.75%

Maturity:	October 1, 2041

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing April 1, 2011

Benchmark Treasury:	4.375% due May 15, 2040

Benchmark Treasury Yield:	3.698%

Spread to Benchmark Treasury:	+208 basis points

Yield to Maturity:	5.778%

Offering Price:	99.598%

Optional Redemption:	At any time prior to April 1, 2041 at a discount rate of Treasury plus 35 basis points; and on or after April 1, 2041, at 100% of the principal amount plus accrued and unpaid interest to the redemption date

CUSIP:	30161M AJ2

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. RBS Securities Inc.
BNP Paribas Securities Corp. Mizuho Securities USA Inc. Wells Fargo Securities, LLC The Williams Capital Group, L.P.

Co-Manager:	Lebenthal & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (877) 858-5407, Goldman, Sachs & Co. at (866) 471-2526 or RBS Securities Inc. at (866) 884-2071.